Exhibit 99.1

THE NEW MIDWEST COMPANY, LLC

(Formerly known as “Golden Oval Eggs, LLC”)

April 3, 2009

Dear Fellow Member,

We have completed the sale of substantially all of Golden Oval Eggs’ assets to Rembrandt Enterprises Inc. for a purchase price of $122,987,000. The cash payment received by the company at closing was $118,687,000 with $2,500,000 held back in connection with the Closing Working Capital Adjustment as described in the proxy statement and the Purchase Agreement.  Including certain amounts described in the proxy statement, an additional $1,800,000 was held back in connection with i) the final construction costs and operating expenses relating primarily to the completion of the Thompson Wastewater project and ii) other adjustments agreed to by the parties as part of closing the transaction.  We do not expect all of these funds will be used by the purchaser.  Any unused portions of these holdbacks would be returned.

We anticipate mailing initial distribution checks to our unit holders in April, 2009. The Board of Managers will then determine, within its discretion, when to make subsequent anticipated distributions.  The Board currently anticipates that an additional distribution will be made in August, 2009 and that the dissolution of the company and the distribution of any remaining assets will be presented for member approval in the fall of 2009.

Given the sale of  our operating assets, our activities will be limited to winding up the company’s affairs.  As a result, we will have minimal staffing going forward and our only anticipated direct communications with the members will be associated with subsequent distributions and the dissolution of the company.

Since the name “Golden Oval Eggs, LLC” was sold with the other assets, the company will be winding down its affairs using the name “The New Midwest Company LLC”.  Please continue to check updates at our special hotline at 877-767-5044, where you may also call and leave a message with any questions.

Your continued support is greatly appreciated,

Chris Edgington

Chairman, Board of Managers

P.O. Box 733

2009 North Main Street

Renville, MN 56284